July 20, 2007

Ms. Tabatha Akins
Staff Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Mail Stop 6010
Washington, D.C. 20549



      Re:  Stem Cell Innovations, Inc.
           ---------------------------
           Form 10-KSB for the Fiscal Year Ended December 31, 2006 Filed April 2, 2007
           File No. 000-10379



Dear Ms. Akins:

         This is to confirm that the Company will respond to the comment letter dated June 28, 2007, on or before August 1, 2007.



                                       Sincerely,


                                       /s/ JAMES H. KELLY
                                       ----------------------------------------
                                       James H. Kelly
                                       Chief Executive Officer and
                                       Chief Financial Officer